UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2008

MICROVISION, INC.

(Exact Name of registrant as specified in charter)

Delaware	0-21221	91-1600822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6222 185th Avenue NE

Redmond, Washington 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 415-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

OFFERING

On May 7, 2007, the Securities and Exchange Commission (the “SEC”) declared effective the registration statement on Form S-3 of Microvision, Inc. (the “Company”) (File No. 333-141454) which permits the Company to issue shares of the Company’s common stock, shares of the Company’s preferred stock and warrants to purchase securities of the Company up to a combined amount of $35,000,000.

The Company will file a prospectus supplement dated July 18, 2008 with the SEC relating to the Company’s registration statement (File No. 333-141454). The prospectus supplement together with the related base prospectus contemplate the sale of 11,171,674 shares of the Company’s common stock and warrants to purchase 6,703,004 shares of the Company’s common stock at an exercise price equal to $3.60 pursuant to a placement agency agreement entered into by and between the Company and FTN Midwest Securities Corp, as representative of the several placement agents named therein, dated July 18, 2008 (the “Placement Agency Agreement”). Each share will be sold to the individual investors pursuant to subscription agreements and at the public offering price of $2.33 per unit. The Company expects to receive approximately $26 million in gross proceeds from the offering, which is subject to certain customary closing conditions.

BUSINESS UPDATE

The Company included the following description of its business in the prospectus supplement relating to the offering described above:

We are developing compact, low power, high-resolution displays and imaging systems based on silicon micro-mirror technology. Our technology has potential applications for a broad range of consumer, automotive, medical, industrial, and military products. Our proprietary technology platform combines bi-axial Micro-Electrical Mechanical system (“MEMS”) light scanning technologies, lasers, optics, electronics, with our system controls expertise to produce compact display or imaging solutions that we anticipate will lead to introduction of new applications and products in the consumer and automotive markets. Historically, we have entered into development agreements with commercial and U.S. government customers to develop advanced prototype and demonstration units based on our light scanning technologies.

In 2006, we announced our new strategy to design, develop and supply a proprietary display engine called PicoP™ and we changed the company’s business model and go-to-market strategy and principally rely on original equipment manufacturers (OEMs) to commercialize products based on the PicoP engine. The PicoP display engine is an ultra-miniature video projector capable of producing large, color rich, high resolution images, but it is also small and low power enough to be embedded directly into mobile devices, such as cell phones. PicoP-based miniature projection engines are being marketed to OEMs to be embedded into a variety of consumer products. The primary goal for consumer display applications is to provide mobile device users with a large screen, high resolution viewing experience from their mobile devices.

We are currently developing a small accessory projector that would be the first commercial product based on our PicoP display engine. The accessory projector is expected to display images from a variety of video sources including cell phones, portable media players, (PMPs), PDAs, gaming consoles, laptop computers, digital cameras, and other consumer electronics products. It would allow users to watch movies, play videos, and display photos and other data onto a variety of flat or curved surfaces. We expect that the accessory product will be commercially available during the first half of 2009.

The PicoP display engine, with some modification, could be embedded into a vehicle to create a heads up display (HUD) that could project point-by-point navigation, critical operational, safety and other information important to the vehicle operator. In working with Tier 1 suppliers, we have produced prototypes that demonstrate the PicoP’s ability to project onto the windscreen of an automobile a high-resolution image readable during day or night.

We believe that the PicoP display engine could also be modified to be embedded into a pair of glasses to provide a mobile user with a see-through or occluded personal display to view movies, play games or access other content. We are working with the US Air Force to further develop the optical design and integration of the PicoP display engine for military applications such as helmet mounted displays and full color see-through eyewear.

FINANCIAL UPDATE

The Company included the following financial update in the prospectus supplement relating to the offering described above:

The Company expects revenues for the second quarter of 2008 to be approximately $1.6 million and loss from operations to be between $9.1 million and $9.6 million for an expected estimated net loss per share of approximately $0.17. The Company expects cash used in operations for second quarter of 2008 to be approximately $9.6 million, including a total of approximately $1.8 million from an annual payment to a MEMS development partner and payment of employee bonuses for 2007, as well as expected increased investment required to support commercial product introduction. The Company expects the backlog as of the end of the second quarter of 2008 to be approximately $675,000.

In order to furnish certain exhibits for incorporation by reference into the registration statement (File No. 333-141454), the Company is filing the form of Placement Agency Agreement, the form subscription agreement and an opinion the Company received from its counsel regarding the validity of the shares to be sold pursuant to the prospectus supplement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Form of Placement Agency Agreement by and between Microvision, Inc. and FTN Midwest Securities Corp, as representative of the several placement agents named therein (including a form of subscription agreement).

4.1	Form of Warrant Agreement.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (included as part of its opinion filed herewith).

99.1	Microvision, Inc. Press Release, dated July 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel & Secretary

Date: July 18, 2008